EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MQ Associates, Inc., Parent of MedQuest, Inc., Announces Its Intent to Offer Senior Discount Notes Due 2012

Alpharetta, Georgia, August 9, 2004 – MQ Associates, Inc., the parent of MedQuest, Inc., today announced its intent to offer, through a private placement, Senior Discount Notes due 2012 (the “Senior Discount Notes”), subject to market conditions.  The Senior Discount Notes will be issued at a substantial discount.  Prior to September 2008, it is expected that interest will accrue on the Senior Discount Notes in the form of an increase in their accreted value.  Thereafter, cash interest is expected to accrue and will be payable semi-annually.

MQ Associates, Inc. intends to use the gross proceeds of the offering, which are expected to be approximately $85 million, to pay (i) a dividend to its existing stockholders and (ii) related fees and expenses of the offering.  The proposed offering of the Senior Discount Notes is conditioned upon receipt of an amendment to the existing senior credit facility.

The Senior Discount Notes will be offered within the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, and, outside the United States, only to non-U.S. investors in reliance on Regulation S.

The Senior Discount Notes to be offered will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Discount Notes.

ABOUT MQ ASSOCIATES, INC. - MQ Associates, Inc. is a holding company and has no material assets or operations other than its ownership of 100% of the outstanding capital stock of MedQuest, Inc.  MedQuest, Inc. is a leading operator of independent, fixed-site, outpatient diagnostic imaging centers in the United States.  These centers provide high quality diagnostic imaging services using a variety of technologies, including magnetic resonance imaging (MRI), computed tomography (CT), nuclear medicine, general radiology, ultrasound and mammography.  MedQuest, Inc. operates a network of ninety-one centers in thirteen states located primarily throughout the southeastern and southwestern United States.

This press release contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, without limitation, statements regarding our future growth and profitability, growth strategy and trends in the industry in which we operate and the intent to make  the proposed offering of Senior Discount Notes.  These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions.  We can give no assurance that such forward-looking statements will prove to be correct.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are general economic and business conditions, the effect of healthcare industry trends on third-party reimbursement rates and demand for our services, limitations and delays in reimbursement by third-party payors, changes in governmental regulations that affect our ability to do business, actions of our competitors, introduction of new technologies, risks associated with our acquisition strategy and integration costs, and the additional factors and risks contained in our Amendment No. 1 to the Registration Statement on Form S-1 declared effective on May 14, 2004.

Contact:	Thomas C. Gentry
Chief Financial Officer
4300 North Point Parkway
Alpharetta, Georgia 30022
(770) 300-0101